Filed pursuant to Rule 424(b)(2) / Registration Statement No. 333-284538

GS Finance Corp. $14,460,200 Trigger GEARS Linked to an Unequally Weighted Basket of Equity Indices due 2030 guaranteed by The Goldman Sachs Group, Inc.
Investment Description

The amount you will be paid on your securities is based on the performance of an unequally weighted basket comprised of the Russell 1000® Value Index (50.00% weighting), EURO STOXX 50® Index (20.00% weighting), the Nikkei 225 (12.50% weighting), the FTSE® 100 Index (8.75% weighting), the Swiss Market Index (5.00% weighting) and the S&P/ASX 200 Index (3.75% weighting). The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket index, of: (i) its closing level on the determination date (its final basket index level) divided by its initial basket index level on the trade date multiplied by (ii) its initial weighted value.

If the final basket level is greater than the initial basket level, then the return on your securities will be positive and equal the product of the basket return (the percentage increase or decrease in the final basket level from the initial basket level) multiplied by the upside gearing. If the final basket level is equal to or less than the initial basket level but greater than or equal to the downside threshold, you will receive the face amount of your securities at maturity. If the final basket level is less than the downside threshold, you will receive less than the face amount of your securities, resulting in a percentage loss on your investment equal to the basket return and you could lose all of your investment.

Declines in one basket index may offset increases in the other basket indices. Due to the unequal weighting of each basket index, the performances of the basket indices with greater weights will have a significantly larger impact on the return on your securities than the performances of the basket indices with lesser weights.

Investing in the securities involves significant risks. You may lose a significant portion or all of your investment. The contingent repayment of principal applies only at maturity. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of GS Finance Corp. and The Goldman Sachs Group, Inc.

Features	Key Dates

O  Enhanced Exposure to Positive Basket Return – At maturity, the securities provide exposure to any positive basket return times the upside gearing.

O  Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure – At maturity, if the final basket level is equal to or less than the initial basket level but greater than or equal to the downside threshold, you will receive a payment equal to the face amount of your securities. If, however, the final basket level is less than the downside threshold, you will receive less than the face amount of your securities, if anything, resulting in a percentage loss on your investment equal to the basket return. You may lose your entire investment. The contingent repayment of principal applies only if you hold the securities to maturity. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of GS Finance Corp. and The Goldman Sachs Group, Inc.

	Trade date	October 22, 2025
	Original issue date	October 27, 2025
	Determination date*	October 22, 2030
	Stated maturity date*	October 25, 2030
*Subject to postponement.

Notice to investors: the securities are a riskier investment than ordinary debt securities. GS Finance Corp. is not necessarily obligated to repay the face amount of the securities at maturity, and the securities may have the same downside market risk as the basket. This market risk is in addition to the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. You should not purchase the securities if you do not understand or are not comfortable with the significant risks involved in investing in the securities.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-14.

Key Terms
Basket	Initial Weighted Value	Initial Basket Level	Upside Gearing	Downside Threshold	CUSIP	ISIN
an unequally weighted basket of 6 equity indices (see PS-4)	unequally weighted (see PS-4)	100.00	1.23	75.00% of the initial basket level	36272A466	US36272A4664

The estimated value of your securities at the time the terms of your securities are set on the trade date is equal to approximately $9.38 per $10 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your securities, if it makes a market in the securities, see page PS-2.

Original issue price	Underwriting discount	Net proceeds to the issuer
100.00% of the face amount	3.5% of the face amount	96.5% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC	UBS Financial Services Inc. Selling Agent

Pricing Supplement No. 20,335 dated October 22, 2025.

The issue price, underwriting discount and net proceeds listed above relate to the securities we sell initially. We may decide to sell additional securities after the date of this pricing supplement , at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.38 per $10 face amount), which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $0.57 per $10 face amount).

Prior to April 22, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis over the period from the time of pricing through April 21, 2026). On and after April 22, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

About Your Securities

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your securities and therefore should be read in conjunction with such documents:

• General terms supplement no. 17,741 dated February 14, 2025

• Underlier supplement no. 46 dated September 22, 2025

• Prospectus supplement dated February 14, 2025

• Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

We refer to the securities we are offering by this pricing supplement as the “offered securities” or the “securities”. Each of the offered securities has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 17,741 to “underlier(s)”, “indices” and “exchange-traded fund(s)” shall be deemed to refer to “underlying(s)”, “underlying index(es)” and “underlying ETF(s)”, respectively.

Please note that, for purposes of this pricing supplement, references in the underlier supplement no. 46 to “underlier(s)” and “indices” shall be deemed to refer to “underlying(s)” and “underlying index(es)”, respectively.

The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The securities will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

Minimum Purchase Amount of Securities Offered Hereby In connection with the initial offering of the securities, the minimum face amount of securities that may be purchased by any investor is $1,000.

Investor Suitability

The securities may be suitable for you if, among other considerations:

• You fully understand the risks inherent in an investment in the securities, including the risk of loss of all or a substantial portion of your investment.

• You can tolerate a loss of all or a substantial portion of your investment, and are willing to make an investment that may have the same downside market risk as an investment in the basket, the basket indices or the stocks comprising the basket indices.

• You believe that the final basket level will appreciate over the term of the securities.

• You are willing to invest in the securities based on the upside gearing and downside threshold specified on the cover hereof.

• You can tolerate fluctuations in the market price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket and the basket indices.

• You do not seek current income from your investment, and are willing to forgo dividends paid on the stocks comprising the basket indices.

• You are able and willing to hold the securities to maturity.

• You accept that there may be little or no secondary market for the securities and that any secondary market will depend in large part on the price, if any, at which GS&Co., is willing to purchase the securities.

• You understand and accept the risks associated with the basket and the basket indices.

• You are willing to assume the credit risks of GS Finance Corp. and The Goldman Sachs Group, Inc. for all payments under the securities, and understand that if GS Finance Corp. and The Goldman Sachs Group, Inc. default on their obligations, you may not receive any amounts due on the securities.

The securities may not be suitable for you if, among other considerations:

• You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of all or a substantial portion of your investment.

• You require an investment designed to provide a full return of principal at maturity.

• You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that may have the same downside market risk as an investment in the basket, the basket indices or the stocks comprising the basket indices.

• You believe that the level of the basket will decline during the term of the securities and the final basket level is likely to close below the downside threshold on the determination date.

• You are not willing to invest in the securities based on the upside gearing or downside threshold specified on the cover hereof.

• You cannot tolerate fluctuations in the market price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket and the basket indices.

• You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

• You seek current income from your investment, or prefer to receive the dividends paid on the stocks comprising the basket indices.

• You are unable or unwilling to hold the securities to maturity, or you seek an investment for which there will be an active secondary market.

• You do not understand or accept the risks associated with the basket or the basket indices.

• You are not willing to assume the credit risks of GS Finance Corp. and The Goldman Sachs Group, Inc. for all payments under the securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review carefully the “Additional Risk Factors Specific to Your Securities” section of this pricing supplement. For more information on the basket and the basket indices, please see the section titled “The Underlying Basket and the Underlying Basket Indices” below.

Key Terms (continued)

Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlying basket:

An unequally weighted basket comprised of the following underlying basket indices (each individually, an underlying basket index). For each underlying basket index, its initial weight in the underlying basket, its initial weighted value and its initial underlying basket index level are set forth below:

	Underlying Basket Index	Initial Weight in Underlying Basket	Initial Weighted Value	Initial Underlying Basket Index Level
	Russell 1000® Value Index	50.00%	50.00	2,008.886
	EURO STOXX 50® Index	20.00%	20.00	5,639.21
	Nikkei 225	12.50%	12.50	49,307.79
	FTSE® 100 Index	8.75%	8.75	9,515.00
	Swiss Market Index	5.00%	5.00	12,614.43
	S&P/ASX 200 Index	3.75%	3.75	9,030.019
Face amount:

$14,460,200 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations:	$10 or any integral multiple of $10 in excess thereof
Principal amount:	On the stated maturity date, the company will pay, for each $10 of the outstanding face amount, an amount, if any, in cash equal to the cash settlement amount.
Cash settlement amount:

• if the final underlying basket level is greater than the initial underlying basket level, the sum of (i) $10 plus (ii) the product of (a) the underlying basket return times (b) $10 times (c) the upside gearing;

• if the final underlying basket level is equal to or less than the initial underlying basket level but greater than or equal to the downside threshold, $10; or

• if the final underlying basket level is less than the downside threshold, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the underlying basket return

Initial underlying basket level:	100.00
Initial underlying basket index level:	with respect to an underlying basket index, the closing level of such underlying basket index on the trade date, as set forth under “— Underlying basket” above
Final underlying basket index level:	with respect to an underlying basket index, the closing level of such underlying basket index on the determination date
Final underlying basket level:

the sum of the products, as calculated for each underlying basket index, of: (i) the quotient of (a) the final underlying basket index level of such underlying basket index divided by (b) the initial underlying basket index level of such underlying basket index times (ii) the initial weighted value of such underlying basket index, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day — Notes Linked to a Basket of Underliers” in the accompanying general terms supplement

Underlying basket return:	the quotient of (i) the final underlying basket level minus the initial underlying basket level divided by (ii) the initial underlying basket level, expressed as a percentage

Upside gearing:	1.23
Downside threshold:	75.00% of the initial underlying basket level
Trade date:	October 22, 2025
Original issue date:	October 27, 2025
Determination date:	October 22, 2030, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date:	October 25, 2030, subject to adjustment as described in the accompanying general terms supplement
Calculation agent:	Goldman Sachs & Co. LLC (“GS&Co.”)

Investment Timeline With Respect to The Securities Offered Hereby

Trade Date	The initial underlying basket index level of each underlying basket index and the final terms of the securities are set

Maturity Date

The final underlying basket level is determined as of the determination date.

If the final underlying basket level is greater than the initial underlying basket level, the sum of (i) $10 plus (ii) the product of (a) the underlying basket return times (b) $10 times (c) the upside gearing;

If the final underlying basket level is equal to or less than the initial underlying basket level but greater than or equal to the downside threshold, $10; or

If the final underlying basket level is less than the downside threshold, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the underlying basket return. You will receive less than the face amount of your securities at maturity, resulting in a loss on your investment proportionate to the decline of the underlying basket.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IN THE SECURITIES. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF GS FINANCE CORP. AND THE GOLDMAN SACHS GROUP, INC. IF GS FINANCE CORP. AND THE GOLDMAN SACHS GROUP, INC. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

HYPOTHETICAL EXAMPLES
(Hypothetical examples use hypothetical terms only. Actual terms will vary.)

The following examples illustrate the hypothetical payments at maturity under different hypothetical scenarios for a $10 security linked to the underlying basket based on the assumptions set forth in the table below. The actual terms for the offering of securities are specified above.

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final underlying basket levels or hypothetical closing levels of the underlying basket indices on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlying basket levels and the closing levels of the underlying basket indices that are entirely hypothetical; no one can predict what the level of the underlying basket will be on any day throughout the life of your securities, and no one can predict what the final underlying basket level will be on the determination date. The underlying basket indices have been highly volatile in the past — meaning that the levels of the underlying basket indices have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your securities in a secondary market prior to the stated maturity date, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying basket indices, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your securities at the time the terms of your securities are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your securities. For more information on the estimated value of your securities, see “Additional Risk Factors Specific to Your Securities — The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities” on page PS-14 of this pricing supplement.

Key Terms and Assumptions
Face amount	$10
Upside gearing	1.23
Downside threshold	75.00% of the initial underlying basket level
Neither a market disruption event nor a non-trading day occurs with respect to any underlying basket index on the originally scheduled determination date
No change in or affecting any of the underlying basket index stocks or the method by which any underlying basket index sponsor calculates its underlying basket index
Securities purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the underlying basket over the life of your securities, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of each underlying basket index shown elsewhere in this pricing supplement. For information about the underlying basket indices during recent periods, see “The Underlying Basket and the Underlying Basket Indices — Historical Closing Levels of the Underlying Basket Indices” on page PS-35. Before investing in the securities, you should consult publicly available information to determine the levels of the underlying basket indices between the date of this pricing supplement and the date of your purchase of the securities.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlying basket index stocks.

The levels in the left column of the table below represent hypothetical final underlying basket levels and are expressed as percentages of the initial underlying basket level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlying basket level, and are expressed as percentages of the face amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding face amount of the offered securities on the stated maturity date would equal 100.000% of the face amount of a security, based on the corresponding hypothetical final underlying basket level and the assumptions noted above.

Hypothetical Final Underlying Basket Level	Hypothetical Cash Settlement Amount at Maturity
(as Percentage of Initial Underlying Basket Level)	(as Percentage of Face Amount)

175.000%	192.250%
150.000%	161.500%
125.000%	130.750%
100.000%	100.000%
90.000%	100.000%
80.000%	100.000%
75.000%	100.000%
74.999%	74.999%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final underlying basket level were determined to be 25.000% of the initial underlying basket level, the cash settlement amount that we would deliver on your securities at maturity would be 25.000% of the face amount of your securities, as shown in the table above. As a result, if you purchased your securities on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your securities at a premium to face amount you would lose a correspondingly higher percentage of your investment).

Alternatively, if, for example, the final underlying basket level were determined to be 90.000% of the initial underlying basket level, the cash settlement amount that we would deliver on your securities at maturity would be 100.000% of the face amount of your securities, as shown in the table above.

If, however, the final underlying basket level were determined to be 125.000% of the initial underlying basket level, the cash settlement amount that we would deliver on your securities at maturity would be 130.750% of the face amount of your securities, as shown in the table above. Since the hypothetical final underlying basket level is greater than the initial underlying basket level, the underlying basket return is enhanced by the upside gearing and the cash settlement amount that we would deliver on your securities at maturity would be 130.750% of the face amount of your securities, as shown in the table above.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your securities) that we would pay on your securities on the stated maturity date, if the final underlying basket level were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlying basket level of less than 75.000% (the section left of the 75.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your securities (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the securities. In addition, the chart shows that any hypothetical final underlying basket level of greater than 100.000% (the section right of the 100.000% marker on the horizontal axis) would result in the underlying basket return being enhanced by the upside gearing.

The following examples illustrate the hypothetical cash settlement amount at maturity for each security based on hypothetical final underlying basket index levels of the underlying basket indices, calculated based on the key terms and assumptions above. The percentages in Column A represent hypothetical final underlying basket index levels for each underlying basket index, in each case expressed as a percentage of its initial underlying basket index level. The amounts in Column B represent the applicable initial weighted value for each underlying basket index, and the amounts in Column C represent the products of the percentages in Column A times the corresponding amounts in Column B. The final underlying basket level for each example is shown beneath each example, and will equal the sum of the products shown in Column C. The underlying basket return for each example is shown beneath the final underlying basket level for such example, and will equal the quotient of (i) the final underlying basket level for such example minus the initial underlying basket level divided by (ii) the initial underlying basket level, expressed as a percentage. The values below have been rounded for ease of analysis.

Example 1: The final underlying basket level is greater than the initial underlying basket level.

	Column A	Column B	Column C

Underlying Basket Index	Hypothetical Final Underlying Basket Index Level (as Percentage of Initial Underlying Basket Index Level)	Initial Weighted Value	Column A x Column B
Russell 1000® Value Index	104.00%	50.00	52.00
EURO STOXX 50® Index	104.00%	20.00	20.80
Nikkei 225	104.00%	12.50	13.00
FTSE® 100 Index	104.00%	8.75	9.10
Swiss Market Index	104.00%	5.00	5.20
S&P/ASX 200 Index	104.00%	3.75	3.90
		Final Underlying Basket Level:	104.00
		Underlying Basket Return:	4.00%

In this example, all of the hypothetical final underlying basket index levels for the underlying basket indices are greater than the applicable hypothetical initial underlying basket index levels, which results in the hypothetical final underlying basket level being greater than the initial underlying basket level of 100.00. Since the hypothetical final underlying basket level was determined to be 104.00, the hypothetical cash settlement amount for each $10 face amount of your securities will equal:

Cash settlement amount = $10 + ($10 × 4.00% × 1.23) = $10.492

Example 2: The final underlying basket level is less than the initial underlying basket level, but greater than the downside threshold. The cash settlement amount equals the $10 face amount.

	Column A	Column B	Column C

Underlying Basket Index	Hypothetical Final Underlying Basket Index Level (as Percentage of Initial Underlying Basket Index Level)	Initial Weighted Value	Column A x Column B
Russell 1000® Value Index	88.00%	50.00	44.00
EURO STOXX 50® Index	88.00%	20.00	17.60
Nikkei 225	88.00%	12.50	11.00
FTSE® 100 Index	88.00%	8.75	7.70
Swiss Market Index	88.00%	5.00	4.40
S&P/ASX 200 Index	88.00%	3.75	3.30
		Final Underlying Basket Level:	88.00
		Underlying Basket Return:	-12.00%

In this example, all of the hypothetical final underlying basket index levels for the underlying basket indices are less than the applicable hypothetical initial underlying basket index levels, which results in the hypothetical final underlying basket level being less than the initial underlying basket level of 100.00. Since the hypothetical final underlying basket level of 88.00 is greater than the downside threshold of 75.00% of the initial underlying basket level but less than the initial underlying basket level of 100, the hypothetical cash settlement amount for each $10 face amount of your securities will equal the face amount, or $10.

Example 3: The final underlying basket level is less than the downside threshold. The cash settlement amount is less than the $10 face amount.

	Column A	Column B	Column C

Underlying Basket Index	Hypothetical Final Underlying Basket Index Level (as Percentage of Initial Underlying Basket Index Level)	Initial Weighted Value	Column A x Column B
Russell 1000® Value Index	20.00%	50.00	10.00
EURO STOXX 50® Index	15.00%	20.00	3.00
Nikkei 225	16.00%	12.50	2.00
FTSE® 100 Index	100.00%	8.75	8.75
Swiss Market Index	102.00%	5.00	5.10
S&P/ASX 200 Index	104.00%	3.75	3.90
		Final Underlying Basket Level:	32.75
		Underlying Basket Return:	-67.25%

In this example, the hypothetical final underlying basket index levels of the Russell 1000® Value Index, the EURO STOXX 50® Index and the Nikkei 225 are less than their hypothetical initial underlying basket index levels, while the hypothetical final level of the FTSE® 100 Index is equal to its hypothetical initial underlying basket index level and the hypothetical final levels of the Swiss Market Index and the S&P/ASX 200 Index are greater than their applicable hypothetical initial underlying basket index levels.

Because the underlying basket is unequally weighted, increases in the lower weighted underlying basket indices will be offset by decreases in the more heavily weighted underlying basket indices. In this example, the large declines in the Russell 1000® Value Index, the EURO STOXX 50® Index and the Nikkei 225 result in the hypothetical final underlying basket level being less than the downside threshold of 75.00% of the initial underlying basket level even though the FTSE® 100 Index remained flat and the Swiss Market Index and the S&P/ASX 200 Index increased.

Since the hypothetical final underlying basket level of 32.75 is less than the downside threshold of 75.00% of the initial underlying basket level, the hypothetical cash settlement amount for each $10 face amount of your securities will equal:

Cash settlement amount = $10 + ($10 × -67.25%) = $3.275

Example 4: The final underlying basket level is less than the downside threshold. The cash settlement amount is less than the $10 face amount.

	Column A	Column B	Column C

Underlying Basket Index	Hypothetical Final Underlying Basket Index Level (as Percentage of Initial Underlying Basket Index Level)	Initial Weighted Value	Column A x Column B
Russell 1000® Value Index	40.00%	50.00	20.00
EURO STOXX 50® Index	40.00%	20.00	8.00
Nikkei 225	40.00%	12.50	5.00
FTSE® 100 Index	40.00%	8.75	3.50
Swiss Market Index	40.00%	5.00	2.00
S&P/ASX 200 Index	40.00%	3.75	1.50
		Final Underlying Basket Level:	40.00
		Underlying Basket Return:	-60.00%

In this example, all of the hypothetical final underlying basket index levels for the underlying basket indices are less than the applicable hypothetical initial underlying basket index levels, which results in the hypothetical final underlying basket level being less than the initial underlying basket level of 100.00. Since the hypothetical final underlying basket level of 40.00 is less than the downside threshold of 75.00% of the initial underlying basket level, the hypothetical cash settlement amount for each $10 face amount of your securities will equal:

Cash settlement amount = $10 + ($10 × -60.00%) = $4.00

The cash settlement amounts shown above are entirely hypothetical; they are based on hypothetical market prices for the underlying basket index stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your securities on the stated maturity date or at any other time, including any time you may wish to sell your securities, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in any offered securities. The hypothetical cash settlement amounts on securities held to the stated maturity date in the examples above assume you purchased your securities at their face amount and have not been adjusted to reflect the actual issue price you pay for your securities. The return on your investment (whether positive or negative) in your securities will be affected by the amount you pay for your securities. If you purchase your securities for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Securities — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” on page PS-17.

Payments on the securities are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the securities are economically equivalent to a bond bought by the holder and one or more options entered into between the holder and us. Therefore, the terms of the securities may be impacted by the various factors mentioned under “Additional Risk Factors Specific to Your Securities — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” on page PS-17. The discussion in this paragraph does not modify or affect the terms of the securities or the U.S. federal income tax treatment of the securities, as described elsewhere in this pricing supplement.

We cannot predict the actual final underlying basket level or what the market value of your securities will be on any particular trading day, nor can we predict the relationship between the closing level of each underlying basket index and the market value of your securities at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered securities will depend on the actual closing levels of the underlying basket and the actual final underlying basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your securities, if any, on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR SECURITIES

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement and the accompanying general terms supplement. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying basket index stocks, i.e., with respect to an underlying basket index to which your securities are linked, the stocks comprising such underlying basket index. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

Without limiting the foregoing, for certain risks and considerations related to conflicts of interest, including calculation agent discretion and hedging activities, see “Additional Risk Factors Specific to the Notes — Risks Related to Structure, Valuation and Secondary Market Sales — The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes” and “Additional Risk Factors Specific to the Notes — Risks Related to Conflicts of Interest — Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes” in the accompanying general terms supplement.

Risks Related to Structure, Valuation and Secondary Market Sales

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The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Securities”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the trade date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “— Your Securities May Not Have an Active Trading Market” below.

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The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the securities will be based on the performance of the underlying basket indices, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 65 of the accompanying prospectus.

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You May Lose Your Entire Investment in the Securities

You can lose your entire investment in the securities. The cash settlement amount on your securities, if any, on the stated maturity date will be based on the performance of a weighted basket comprised of the underlying basket indices as measured from the initial underlying basket level of 100.00 to the final underlying basket level on the determination date. If the final underlying basket level is less than the downside threshold, you will have a loss for each $10 of the face amount of your securities equal to the product of $10 times the underlying basket return. Thus, you may lose your entire investment in the securities, which would include any premium to face amount you paid when you purchased the securities.

Also, the application of the downside threshold applies only at maturity and the market price of your securities prior to the stated maturity date may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

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The Return on Your Securities May Change Significantly Despite Only a Small Change in the Underlying Basket Level

If the final underlying basket level is less than the downside threshold, you will receive less than the face amount of your securities and you could lose all or a substantial portion of your investment in the securities. This means that while a decrease in the final underlying basket level to the downside threshold will not result in a loss of principal on the securities, a decrease in the final underlying basket level to less than the downside threshold will result in a loss of a significant portion of the face amount of the securities despite only a small change in the level of the underlying basket.

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A Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlying Basket, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Level of the Underlying Basket and, Potentially, a Significant Loss at Maturity

The economic terms for the securities, including the downside threshold, are based, in part, on the expected volatility of the underlying basket at the time the terms of the securities are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying basket.

Higher expected volatility with respect to the underlying basket as of the trade date generally indicates a greater expectation as of that date that the final underlying basket level could ultimately be less than the downside threshold on the determination date, which would result in a loss of a significant portion or all of your investment in the securities. At the time the terms of the securities are set, higher expected volatility will generally be reflected in a lower downside threshold, as compared to otherwise comparable securities issued by the same issuer with the same maturity but with one or more different underlying basket indices. However, there is no guarantee that the lower downside threshold set for your securities on the trade date will adequately compensate you, from a risk-potential reward perspective, for the greater risk of losing some or all of your investment in the securities.

A relatively lower downside threshold (as compared to otherwise comparable securities), which would increase the buffer against the loss of principal, may generally indicate an increased risk that the level of the underlying basket will decrease substantially. This would result in a significant loss at maturity if the final underlying basket level is less than the downside threshold. Further, a relatively lower downside threshold may not indicate that the securities have a greater likelihood of a return of principal at maturity based on the performance of the underlying basket.

You should not take the historical volatility of the underlying basket as an indication of its future volatility. You should be willing to accept the downside market risk of the underlying basket and the potential to lose some or all of your investment at maturity.

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The Cash Settlement Amount on Your Securities Is Not Linked to the Level of the Underlying Basket Indices at Any Time Other Than the Determination Date

The final underlying basket level will be based on the closing levels of the underlying basket indices on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing levels of the underlying basket indices dropped precipitously on the determination date, the cash settlement amount for your securities may be significantly less than it would have been had the cash settlement amount been linked to the closing levels of the underlying basket indices prior to such drop in the levels of the underlying basket indices. Although the actual levels of the underlying basket indices on the stated maturity date or at other times during the life of your securities may be higher than the closing levels of the underlying basket indices on the determination date, you will not benefit from the closing levels of the underlying basket indices at any time other than on the determination date.

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Your Securities Do Not Bear Interest

You will not receive any interest payments on your securities. As a result, even if the cash settlement amount payable for each of your securities on the stated maturity date exceeds the face amount of your securities, the overall return you earn on your securities may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

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The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control and impact the value of bonds and options generally, will influence the market value of your securities, including:

• the levels of the underlying basket indices;

• the volatility — i.e., the frequency and magnitude of changes — in the levels of the underlying basket indices;

• the dividend rates of the underlying basket index stocks;

• economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying basket index stocks, and which may affect the levels of the underlying basket indices;

• interest rates and yield rates in the market;

• the time remaining until your securities mature; and

• our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your securities may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your securities before maturity, including the price you may receive for your securities in any market-making transaction. If you sell your securities before maturity, you may receive less than the face amount of your securities.

You cannot predict the future performance of the underlying basket indices based on their historical performance or the hypothetical historical performance of the underlying basket. The actual performance of the underlying basket indices over the life of the offered securities and the cash settlement amount paid on the stated maturity date may bear little or no relation to the historical closing levels of the underlying basket indices, to the hypothetical historical closing levels of the underlying basket or to the hypothetical examples shown elsewhere in this pricing supplement.

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Your Securities May Not Have an Active Trading Market

Your securities will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your securities. Even if a secondary market for your securities develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your securities in any secondary market could be substantial.

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If You Purchase Your Securities at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Face Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected

The cash settlement amount you will be paid for your securities on the stated maturity date will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the face amount of the securities, then the return on your investment in such securities held to the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at face amount. If you purchase your securities at a premium to face amount and hold them to the stated maturity date the return on your investment in the securities will be lower than it would have been had you purchased the securities at face amount or a discount to face amount.

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You Have No Shareholder Rights or Rights to Receive Any Underlying Basket Index Stock

Investing in your securities will not make you a holder of any of the underlying basket index stocks. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlying basket index stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlying basket index stocks or any other rights of a holder of the underlying basket index stocks. Your securities will be paid in cash and you will have no right to receive delivery of any underlying basket index stocks.

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The Lower Performance of One Underlying Basket Index May Offset an Increase in the Other Underlying Basket Indices

Declines in the level of one underlying basket index may offset increases in the levels of the other underlying basket indices. As a result, any return on the underlying basket — and thus on your securities — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your securities at maturity. In addition, because the underlying basket indices are not equally weighted, increases in the lower weighted underlying basket indices may be offset by even small decreases in the more heavily weighted underlying basket indices.

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We May Sell an Additional Aggregate Face Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the securities subsequent to the date of this pricing supplement. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

Additional Risks Related to the EURO STOXX 50® Index, the Nikkei 225, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index

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An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities

The value of your securities is linked, in part, to underlying basket indices that are comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

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Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Basket Index with Underlying Basket Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an underlying basket index with underlying basket index stocks from one or more foreign securities markets and could negatively affect your investment in the securities in a variety of ways, depending on the nature of such government regulatory action and the underlying basket index stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to underlying basket index stocks that are currently included in an underlying basket index or that in the future are included in an underlying basket index, such underlying basket index stocks may be removed from an underlying basket index. If government regulatory action results in the removal of underlying basket index stocks that have (or historically have had) significant weight in an underlying basket index, such removal could have a material and negative effect on the level of such underlying basket index and, therefore, your investment in the securities. Similarly, if underlying basket index stocks that are subject to those executive orders or subject to other government regulatory action are not removed from an underlying basket index, the value of the securities could be materially and negatively affected, and transactions in, or holdings of, the securities may become prohibited under United States law. Any failure to remove such underlying basket index stocks from an underlying basket index could result in the loss of a significant portion or all of your investment in the securities, including if you attempt to divest the securities at a time when the value of the securities has declined.

Additional Risks Related to the Russell 1000® Value Index

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There Is No Guarantee That the Russell 1000® Value Index Methodology Will Be Successful

The Russell 1000® Value Index is designed to track the large- and mid-capitalization segment of the U.S. equity market and is predominantly comprised of value stocks, meaning stocks issued by companies thought to be undervalued by the market relative to comparable companies. There is no guarantee that the Russell 1000® Value Index will outperform any other index or strategy that tracks the large- and mid-capitalization segment of the U.S. equity market using other criteria. Companies that are considered to be value oriented may have lower growth potential relative to comparable companies, which may cause the level of the Russell 1000® Value Index to decrease over the term of the notes. Accordingly, the investment strategy represented by the Russell 1000® Value Index may not be successful, and your investment in the notes may result in a loss. An investment in the notes may also underperform an investment linked to the Russell 1000® Index as a whole.

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered securities with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered securities could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered securities. This is discussed in more detail under “Employee Retirement Income Security Act” below.

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The Tax Consequences of an Investment in Your Securities Are Uncertain

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your securities, and any such guidance could adversely affect the value and the tax treatment of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

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Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

The Underlying Basket and The Underlying Basket Indices

THE UNDERLYING BASKET

The underlying basket is comprised of the following underlying basket indices with the following initial weights within the underlying basket: the Russell 1000® Value Index (50.00 % weighting), the EURO STOXX 50® Index (20.00% weighting), the Nikkei 225 (12.50% weighting), the FTSE® 100 Index (8.75% weighting), the Swiss Market Index (5.00% weighting) and the S&P/ASX 200 Index (3.75% weighting).

Russell 1000® Value Index

The Russell 1000® Value Index, which we also refer to in this description as the “index”:

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is an equity index, and therefore cannot be invested in directly;
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does not file reports with the SEC because it is not an issuer;
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was first launched on January 1, 1987; and
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is sponsored by FTSE Russell (“FTSE Russell”)

The Russell 1000® Value Index is sponsored by FTSE Russell (“Russell”) and is a sub-index of the Russell 1000® Index. The Russell 1000® Value Index is designed to track the performance of the large- and mid-capitalization segment of the U.S. equity market and is predominantly comprised of value stocks, meaning stocks issued by companies thought to be undervalued by the market relative to comparable companies. Additional information about the Russell 1000® Value Index (including the top ten constituent stocks and sector weights) is available on the following website: ftse.com/analytics/factsheets/Home/Search#. We are not incorporating by reference the website or any material it includes in this pricing supplement.

The Russell 1000® Index includes approximately 1,000 of the largest securities that form the Russell 3000® Index. The Russell 3000® Index is comprised of the 3,000 largest U.S. companies, or 98% based on market capitalization, of the investable U.S. equity market. The Russell 1000® Index represents approximately 90% of the total market capitalization of the Russell 3000® Index.

Selection of Constituent Stocks of the Russell 1000® Value Index

The Russell 1000® Value Index is a sub-index of the Russell 1000® Index, which is a sub-index of the Russell 3000® Index. To be eligible for inclusion in the Russell 3000® Index and the Russell 1000® Index, and, consequently, the Russell 1000® Value Index, a company’s stocks must be listed on the rank day and FTSE Russell must have access to documentation verifying the company’s eligibility for inclusion. The rank day occurs on the last business day of April with membership eligibility determined using public information available on the rank day and market capitalizations calculated at market close. Eligible initial public offerings (“IPOs”) are added to Russell U.S. Indices quarterly, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, IPOs must meet additional eligibility criteria.

A company is included in the U.S. equity markets and is eligible for inclusion in the Russell 3000® Index and the Russell 1000® Index, and consequently, the Russell 1000® Value Index, if that company incorporates in the U.S., has its headquarters in the U.S. and also trades with the highest liquidity in the U.S. If a company does not satisfy all of the above criteria, it can still be included in the U.S. equity market if any one of the following home country indicators is in the United States: (i) country of incorporation, (ii) country of headquarters and (iii) country in which the company trades with the highest liquidity (as defined by a two-year average daily dollar trading volume from all exchanges within the country), and the primary location of that company’s assets or its revenue, based on an average of two years of assets or revenues data, is also in the United States. In addition, if there is insufficient information to assign a company to the U.S. equity markets based on its assets or revenue, the company may nonetheless be assigned to the U.S. equity markets if the headquarters of the company is located in the United States or if the headquarters of the company is located in certain “benefit-driven incorporation countries”, or “BDIs”, and that company’s most liquid stock exchange is in the United States. The BDI countries are Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands,

Curaçao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands. A U.S.-listed company is not eligible for inclusion within the U.S. equity market if it has been classified by FTSE Russell as a China N share on the rank date of the index reconstitution. A company will be considered a China N share if the following criteria are satisfied: (i) the company is incorporated outside of mainland China, (ii) the company is listed on the NYSE, the Nasdaq or the NYSE American (formerly the NYSE MKT), (iii) the company has a headquarter or principal executive office or its establishment in mainland China, with the majority of its revenue or assets derived from the People’s Republic of China, and (iv) the company is controlled by a mainland Chinese entity, company or individual (if the shareholder background cannot be determined with publicly available information, FTSE Russell will consider whether the establishment and origin of the company are in mainland China and whether the company is headquartered in mainland China). An existing China N Share which fails one or more of the following criteria will cease to be classified as a China N share: (i) the company is no longer incorporated outside the People’s Republic of China, (ii) the company is no longer listed on the NYSE, the Nasdaq exchange, or the NYSE American, (iii) the percentages of revenue and assets derived from the People’s Republic of China have both fallen below 45 percent, or (iv) the company is acquired/a controlling stake is held by a non-Mainland Chinese state entity, company or individual. Only asset and revenue data from the most recent annual report is considered when evaluating whether a company should be classified a China N share (i.e., there will be no two year averaging). ADRs and ADSs are not eligible for inclusion in the Russell 3000® Index or the Russell 1000® Index, or consequently, the Russell 1000® Value Index.

In addition, all securities eligible for inclusion in the Russell 3000® Index and the Russell 1000® Index, and consequently, the Russell 1000® Value Index, must trade on an eligible exchange (CBOE (formerly BATS), NYSE, NYSE American (formerly NYSE MKT), NYSE Arca and Nasdaq).

Exclusions from the Russell 1000® Value Index

FTSE Russell specifically excludes the following companies and securities from the Russell 3000® Index and the Russell 1000® Index, and consequently, the Russell 1000® Value Index: (i) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, depositary receipts, installment receipts and trust receipts; (ii) royalty trusts, U.S. limited liability companies, closed-end investment companies, companies that are required to report Acquired Fund Fees and Expenses (as defined by the SEC), including business development companies, blank check companies, special-purpose acquisition companies and limited partnerships; (iii) companies with a total market capitalization less than $30 million; (iv) companies with only a small portion of their shares available in the free-float as defined by FTSE Russell (companies with less than an absolute 5% of shares available); (v) bulletin board, pink sheets or over-the-counter traded securities, including securities for which prices are displayed on the FINRA ADF; (vi) real estate investment trusts and publicly traded partnerships that generate, or have historically generated, unrelated business taxable income and have not taken steps to block their unrelated business taxable income to equity holders; and (vii) companies with less than 5% of the company’s voting rights in the hands of unrestricted shareholders.

Initial List of Eligible Securities

The primary criterion FTSE Russell uses to determine the initial list of securities eligible for the Russell 3000® Index and the Russell 1000® Index and, consequently, the Russell 1000® Value Index, is total market capitalization, which is calculated by multiplying the total outstanding shares for a company by the market price as of the rank day for those securities being considered at annual reconstitution. IPOs may be added between constitutions as noted below. All common stock share classes are combined in determining a company’s total shares outstanding. If multiple share classes have been combined, the number of total shares outstanding will be multiplied by the primary exchange close price and used to determine the company’s total market capitalization. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must have a closing price at or above $1.00 on their primary exchange or an eligible secondary exchange on the last trading day of May of each year to be eligible for inclusion in the Russell 3000® Index and the Russell 1000® Index, and consequently, the Russell 1000® Value Index. In order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the rank day, it will be considered eligible if the average of the daily closing prices from their primary exchange during the 30 days prior to the rank day is equal to or greater than $1.00. If an existing member does not trade on the rank day, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible.

Multiple Share Classes

If an eligible company trades under multiple share classes or if a company distributes shares of an additional share class to its existing shareholders through a mandatory corporate action, each share class will be reviewed independently for inclusion. Share classes in addition to the primary vehicle (the pricing vehicle) that have a total market capitalization larger than $30 million, an average daily dollar trading value that exceeds that of the global median, and a float of 5% or greater of shares available in the free-float as defined by FTSE Russell are eligible for inclusion.

The pricing vehicle will generally be designated as the share class with the highest two-year trading volume as of the rank day. In the absence of two years’ worth of data, all available data will be used for this calculation. If the difference between trading volumes for each share class is less than 20%, the share class with the most available shares outstanding will be used as the pricing vehicle. At least 100 day trading volume is necessary to consider the class as a pricing vehicle for existing members. New members will be analyzed on all available data, even if that data is for less than 100 days.

Determining Style

FTSE Russell uses a “non-linear probability” method to determine whether a stock included in the Russell 1000® Index is included in the Russell 1000® Value Index, the Russell 1000® Growth Index, or both. The term “probability” is used to indicate the degree of certainty that a stock belongs in one of those indexes.

FTSE Russell uses three variables to determine whether a stock exhibits growth characteristics, value characteristics, or both. One variable—book-to-price ratio—is used to represent a stock’s value characteristics, while two variables—I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year)—are used to represent a stock’s growth characteristics. Stocks included in the Russell 1000® Index are given a ranking for each variable and these rankings are converted to standardized units, where the value variable represents 50% of the score and the two growth variables represent the remaining 50%. They are then combined to produce a composite value score (“CVS”). Stocks included in the Russell 1000® Index are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights or “probabilities” to each stock. In general, a stock with a higher CVS is considered a value stock, a stock with a lower CVS is considered a growth stock and a stock with a CVS in the middle range is considered to have both growth and value characteristics.

Description of non-linear probability algorithm

Stock A, in Figure 1, is a security with 20% of its available shares assigned to the Russell 1000® Value Index and the remaining 80% assigned to the Russell 1000® Growth Index. The growth and value probabilities will always sum to 100% (prior to the application of any index weight capping). Hence, the sum of a stock’s market capitalization in the Russell 1000® Value Index and the Russell 1000® Growth Index will always equal its market capitalization in the Russell 1000® Index.

In Figure 1, the quartile breaks are calculated such that approximately 25% of the available market capitalization lies in each quartile. Stocks at the median are divided 50% in the Russell 1000® Value Index and 50% in the Russell 1000® Growth Index. Stocks below the first quartile are 100% in the Russell 1000® Growth Index. Stocks above the third quartile are 100% in the Russell 1000® Value Index. Stocks falling between the first and third quartile breaks are in both the Russell 1000® Value Index and the Russell 1000® Growth Index to varying degrees depending on how far they are above or below the median and how close they are to the first or third quartile breaks, subject to the 5% rule and the banding rule, as described below.

5% rule

If a stock’s initial weight is more than 95% in either the Russell 1000® Value Index or the Russell 1000® Growth Index, FTSE Russell increases its weight to 100% in that index and removes the stock altogether from the other index. As a result of the 5% rule, roughly 70% of the available market capitalization of the Russell 1000® Index is classified as all-growth or all-value. The remaining 30% of stocks have some portion of their market capitalization allocated to the Russell 1000® Value Index and the Russell 1000® Growth Index, depending on their relative distance from the median value score.

Banding rule

In an effort to mitigate unnecessary turnover, FTSE Russell implements a banding methodology at the CVS level. If (i) a company’s CVS change from the previous year is less than plus or minus 0.10 and (ii) the company remains in the Russell 1000® Index, then the CVS will not be updated during the next reconstitution process. Keeping the CVS static for these companies does not mean the probability (value/growth) will remain unchanged in all cases due to the relation of a CVS score to the overall index. In the past, this banding methodology has reduced turnover caused by smaller, less meaningful movements while continuing to allow the larger, more meaningful changes to occur. Market capitalization

The market capitalization of the Russell 1000® Value Index may not equal 50% of the Russell 1000® Index because asymmetry in the capitalization distributions within the second and third quartiles may result in a skewed distribution of CVS. When CVS is normally distributed, each of the Russell 1000® Value Index and the Russell 1000® Growth Index will equal 50% of the Russell 1000® Index.

Missing values, negative values, or low coverage

Stocks with missing or negative values for their book-to-price ratio, missing values for I/B/E/S medium-term growth (2 year) (negative I/B/E/S medium-term growth is valid), or missing sales per share historical growth (5 year) (6 years of quarterly numbers are required), are allocated by using the mean value score of (i) the Russell Global Sectors industry, subsector, or sector group (for the June 2020 rebalance) and (ii) the ICB official sector scheme (for new additions/IPOs starting after the June 2020 rebalance and for the June 2021 rebalance and going forward) into which the company falls in the Russell 1000® Index. Each missing (or in the case of book-to-price ratio, negative) variable is substituted with the mean value score of the subsector, sector, supersector or industry group independently. An industry must have five members or the substitution reverts to the subsector, and so forth to the sector. In addition, a weighted value score is calculated for securities with low analyst coverage for I/B/E/S medium-term growth. For securities with coverage by a single analyst, 2/3 of the subsector, sector, supersector or industry group value score is weighted with 1/3 the security’s independent value score. For those securities with coverage by 2 analysts, 2/3 of the independent security’s value score is used and only 1/3 of the subsector, sector, supersector or industry group is weighted. For those securities with at least three analysts contributing to the I/B/E/S medium-term growth variable, 100% of the independent security’s value score is used.

Annual Reconstitution

The Russell 1000® Index and the Russell 1000® Value Index are reconstituted annually by FTSE Russell to reflect changes in the marketplace. The list of companies is ranked based on total market capitalization on the last trading day in May, with the actual reconstitution occurring on the fourth Friday of June each year. A full calendar for reconstitution is published each spring.

A company’s total shares are multiplied by the primary exchange close price of the pricing vehicle and used to determine the company’s total market capitalization for the purpose of ranking of companies and determination of index membership. If no volume exists on the primary exchange on the rank day, the last trade price from an eligible secondary exchange will be used where volume exists (using the lowest trade price above $1.00 if multiple secondary markets exist). The company’s rank will be determined based on the cumulative market capitalization. As of the June 2016 reconstitution, any share class not qualifying for eligibility independently will not be aggregated with the pricing vehicle within the available shares calculation.

For mergers and spin-offs that are effective between the rank day and the business day immediately before the index lock down takes effect ahead of the annual reconstitution in June, the market capitalizations of the impacted securities are recalculated and membership is reevaluated as of the effective date of the corporate action. For corporate events that occur during the reconstitution lock down period (which takes effect from the open on the first day of the lock down period onwards), market capitalizations and memberships will not be reevaluated. Non-index members that have been considered ineligible as of rank day will not be reevaluated in the event of a subsequent corporate action that occurs between rank day and the reconstitution effective date.

Index Calculation and Capitalization Adjustments

As a capitalization-weighted index, the Russell 1000® Value Index reflects changes in the capitalization, or market value, of the index stocks relative to the capitalization on a base date. The current Russell 1000® Value Index value is the compounded result of the cumulative daily (or monthly) return percentages, where the starting value of the Russell 1000® Value Index is equal to the base value (100) and base date (December 31, 1990). Returns between any two dates can then be derived by dividing the ending period index value (IV1) by the beginning period (IV0) index value, so that the return equals [(IV1 / IV0) –1]*100. To calculate the index value, the market values of the index stocks are added together to arrive at the total market capitalization of the Russell 1000® Value Index. The market value of an index stock is equal to the product of (i) the price of such stock times (ii) the number of available shares times (iii) the stock’s value weight or “probability”. The last sale prices will be used for exchange traded and Nasdaq stocks. In the event of a market disruption resulting in any index stock price being unavailable, FTSE Russell will generally use the last reported price for such index stock to calculate the Russell 1000® Value Index.

The weight of a stock included in the Russell 1000® Value Index is equal to its weight in the Russell 1000® Index multiplied by its value weight or “probability”. Constituent stocks of the Russell 1000® Index are weighted by their free-float market capitalization, which is calculated by multiplying the primary closing price by the number of free-float shares. Free-float shares are shares that are available to the public for purchase as determined by FTSE Russell. Adjustments to shares are reviewed quarterly (including at reconstitution) and for major corporate actions such as mergers.

The table below lists shareholder types that are restricted when calculating free float.

Shareholder Type	Shareholder Description	Restriction %*
Corporations and Employee Share Plans (ESOP)	Shares held by public companies, non-listed subsidiaries of public companies, private companies, employee share plans (ESOP), or holding companies.	0
Foundations	Shares held by foundations and endowments.	0
Government Agencies	Shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments).	0
Individual Investors	All individual holders disclosed within corporate filings will be restricted, regardless of amount. This includes disclosed officer and director holdings.	0
Portfolio Holdings	Where a single portfolio holding is 30% or greater, it will be regarded as strategic and therefore restricted. Examples of portfolio holdings may include shares held by: • Banks and Trusts • Finance Companies • Hedge Funds • Investment Advisors • Insurance Companies • Pension Funds • Investment Management Companies • Brokerage Firms • Mutual Funds • Exchange Traded Funds	30
Sovereign Wealth Funds	Shares that are held by sovereign wealth funds.	10**
Treasury Shares	Shares that are held in treasury.	0
Venture Capital and Private Equity	Shares held by private equity firms and venture capital funds are generally considered restricted.	0

* Any holding greater than or equal to this number will be deemed restricted and therefore removed from free float, e.g. a 0% restriction means all disclosed holdings are restricted for this shareholder type.

** The 10% threshold will not apply to an existing or prospective constituent that is eligible for addition to the index with an investability weight of less than 5%. The shares will be restricted regardless of percentage held.

Additional Clarifications Concerning Free Float:

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Shares subject to lock-up provisions are removed from free float. Changes resulting from the expiry of lock-ups will be implemented at the next quarterly review subject to the lock-in or incentive expiry date occurring on or prior to the share and float change information cut-off date.
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US eligible companies that conduct their initial public offering via a de-SPAC transaction will only be considered for index inclusion following expiry of the longest stated lock-up. Former SPACs will be evaluated at the quarterly review following the expiry of the lock-up within the stated data cut-off window.

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All shares where the holder has a stated incentive to retain the shares (e.g. bonus shares paid if holding is retained for a set period of time) will be removed from free float.
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Shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted are treated as restricted.
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Shares disclosed as being held by a nominee account are typically regarded as free float. However, if a restricted shareholder is identified as holding shares through a nominee account then that portion of shares will be restricted.

FTSE Russell primarily classifies shares held as portfolio holdings and within sovereign wealth funds as part of available free float (subject to 30% and 10% thresholds, respectively). However, when utilizing publicly available shareholder information, if FTSE Russell determines that the shareholder’s investment objectives indicate these holdings are not likely to be freely available in the market, FTSE Russell reserves the right to exclude them from free float.

Corporate Actions Affecting the Russell 1000® Value Index

FTSE Russell adjusts the Russell 1000® Value Index on a daily basis in response to certain corporate actions and events. Therefore, a company’s membership in the Russell 1000® Value Index and its weight in the Russell 1000® Value Index can be impacted by these corporate actions. The adjustment is applied based on sources of public information, including press releases and Securities and Exchange Commission filings. Prior to the completion of a corporate action or event, FTSE Russell estimates the effective date. FTSE Russell will then adjust the anticipated effective date based on public information until the date is considered final. Depending on the time on a given day that an action is determined to be final, FTSE Russell will generally either (1) apply the action before the open on the ex-date or (2) apply the action after providing appropriate notice. If FTSE Russell has confirmed the completion of a corporate action, scheduled to become effective subsequent to a rebalance, the event may be implemented in conjunction with the rebalance to limit turnover, provided appropriate notice can be given. FTSE Russell applies the following methodology guidelines when adjusting the Russell 1000® Value Index in response to corporate actions and events:

“No Replacement” Rule — Securities that are deleted from the Russell 1000® Value Index between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 1000® Value Index over the past year will fluctuate according to corporate activity.

Mergers and Acquisitions

Adjustments due to mergers and acquisitions are applied to the Russell 1000® Value Index after the action is determined to be final. In the event that a constituent is being acquired for cash or is delisted subsequent to an index review, such constituent will be removed from the Russell 1000® Value Index in conjunction with the index review, assuming that the action is determined to be final and a minimum of two days’ notice can be provided.

Between constituents: When mergers and acquisitions take place between companies that are both constituents of a Russell index for cash, the target company is deleted from the Russell 1000® Value Index at the last traded price. When mergers and acquisitions take place between companies that are both constituents of a Russell index for stock, the target company is deleted from the Russell 1000® Value Index and the shares of the acquiring stock are increased according to the offer terms. When mergers and acquisitions take place between companies that are both constituents of a Russell index for cash or stock or a combination thereof, the target company is deleted from the Russell 1000® Value Index and the shares of the acquiring company are simultaneously increased per the merger terms.

Between a constituent and a non-constituent: If the target company is a member of the Russell 1000® Value Index, it is deleted from the Russell 1000® Value Index and the acquiring company will be included initially in the Russell 1000® Value Index provided it is eligible in all other respects at the time of the merger, regardless of previous eligibility screenings. If the acquiring company is deemed eligible it will be added to the Russell 1000® Value Index on the effective date and the opening price will be calculated using the offer terms. When the target company is a FTSE Russell Universe member, the shares of the member acquiring company will be updated to reflect the merger. Any share update will be made giving appropriate notice.

Given sufficient market hours after the confirmation of a merger or acquisition, FTSE Russell effects the action after the close on the last day of trading of the target company, or at an appropriate time once the transaction has been deemed to be final.

Rights Offerings — Rights offered to shareholders are reflected in the Russell 1000® Value Index only if the subscription price of the rights is at a discount to the market price of the stock. Provided that FTSE Russell has been alerted to the rights offer prior to the ex-date, it will adjust the price of the stock for the value of the rights and increased shares according to the terms of the offering before the open on the ex-date.

Spin-offs — If the spin-off entity meets the eligibility requirements for the Russell 1000® Index, the spin-off entity will be added to the Russell 1000® Index on the ex-date of the distribution. The spin-off entity will be retained in the Russell 1000® Index until the next annual reconstitution, when it will be evaluated for inclusion. If the spin-off entity does not meet the eligibility requirements for the Russell 1000® Index, the spin-off entity will be added to the Russell 1000® Index on the ex-date of the distribution. It will remain in the Russell 1000® Index until listing and settlement and then deleted at market price with notice.

Initial Public Offerings — Eligible IPOs are added to the Russell 1000® Index based on total market capitalization ranking within the market-adjusted capitalization breaks established at the most recent annual reconstitution. Any IPO that is added to the Russell 1000® Index will also be added to the Russell 1000® Value Index or the Russell 1000® Growth Index, as applicable, based on its industry’s average style probability established at the latest reconstitution.

An IPO of additional share classes will be considered for eligibility and must meet the same eligibility criteria for all other multiple share classes. If at the time of the IPO the additional share class does not meet the eligibility criteria for separate index membership, it will not be added to the Russell 1000® Value Index and will subsequently be reviewed for index membership during the next annual reconstitution.

Once IPO additions have been announced, an IPO may be added to the Russell 1000® Value Index prior to the previously announced schedule, if a corporate action has deemed this to be appropriate and notice can be provided (e.g. an index member automatically receives shares via a stock distribution into a projected IPO add).

Tender Offers — A company acquired as a result of a tender offer is removed when (i) (a) the bidder’s shareholding has reached at least 90%; (b) shareholders have validly tendered and the shares have been irrevocably accepted for payment; and (c) all pertinent offer conditions have been reasonably met and the acquirer has not explicitly stated that it does not intend to acquire the remaining shares; (ii) there is reason to believe that the remaining free float is under 5% based on information available at the time; (iii) following completion of the offer the acquirer has stated intent to finalize the acquisition via a short-form merger, squeeze-out, top-up option or any other compulsory mechanism; or (iv) delisting is confirmed.

Where the conditions for index deletion are not met, FTSE Russell may implement a free float change based on the reported acceptance results at the expiration of the initial, subsequent or final offer period where (i) the minimum acceptance level as stipulated by the acquiror is met; (ii) shareholders have validly tendered and the shares have been irrevocably accepted for payment; (iii) all pertinent offer conditions have been reasonably met and (iv) the change to the current float factor is greater than 3%. FTSE Russell uses the published results of the offer to determine the new free float of the target company. If no information is published in conjunction with the results from which FTSE Russell can determine which shareholders have and have not tendered, the free float change will reflect the total shares now owned by the acquiring company. A minimum T+2 notice period of the change is generally provided. Any subsequent disclosure on the updated shareholder structure will be reviewed during the quarterly review cycle. If the offer includes a stock consideration, the acquiring company’s shares will be increased proportionate to the free float change of the target company. If the target company’s free float change is greater than 3%, the associated change to the acquiring company’s shares will be implemented regardless of size. Additionally, if the change to the target company is less than 3%, then no change will be implemented to the target or the acquiring company at the time of the event, regardless of any change to the acquiring company’s shares. The target company will then be deleted as a second-step, if the conditions for deletion are achieved at the expiration of a subsequent offer period.

In the event that a tender offer results in an additional listed and active “tendered” line prior to the tendered shares being accepted and exchanged for settlement, FTSE Russell will generally evaluate the following factors to determine whether to switch to the tendered line: (i) the objective of the offer is to fully acquire and delist the target company (and FTSE Russell is not aware of any obstacles designed to prevent this objective; e.g. there are no major shareholders who have publicly disclosed that they will not be tendering); (ii) the offer is deemed to be successful (i.e. the minimum acceptance threshold has been achieved); (iii) more than 50% of the shares subject to the offer have been tendered; (iv) there is an additional tender offer period to provide a window for index users to tender into the tendered shares’ line; and (v) there are outstanding regulatory or other substantive hurdles preventing the transaction completing immediately at the conclusion of the tender offer, with the results not expected to be known for some time. Index implementation will generally occur immediately after the opening of the additional offer period (with the provision of appropriate notice) – with an informative notice published announcing the change, to supplement the information within the applicable tracker files. In the event that the tendered line is halted prior to index implementation, its close price will be updated to reflect the deal terms until implementation. In the event that the prerequisites for deletion are not achieved and the target company is retained within the Russell 1000® Value Index at a reduced weight, the tendered line will be removed at deal terms (if no active market) with the ordinary line being re-added at a reduced weight at its last close price.

In exceptional circumstances, any review changes due to be effective for the companies involved in a tender offer may be retracted if FTSE Russell becomes aware of a tender offer which is due to complete on or around the effective date of such index review changes. Such exceptional circumstances may include undue price pressure being placed on the companies involved, or if proceeding with the review changes would compromise the replicability of the Russell 1000® Value Index.

Delisted and Suspended Stocks — A constituent will be deleted if it is delisted from all eligible exchanges. A constituent will be deleted if FTSE Russell becomes aware (in the country of assigned nationality) that the stock has become bankrupt, has filed for bankruptcy protection, enters into administration or receivership, commenced accelerated safeguarding procedures, is insolvent or is liquidated (or local equivalents); or has filed for delisting and no regulatory or shareholder approvals are outstanding, converts into an ineligible corporate structure or where evidence of a change in circumstances makes it ineligible for index inclusion. If, however, FTSE Russell becomes aware that a constituent is suspended, index treatment will be determined as follows:

•
unless the circumstances regarding deletions set forth below apply, a constituent will continue to be included in the Russell 1000® Value Index for a period of up to 20 business days at its last traded price;
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if a constituent continues to be suspended at the end of that 20 business day period (the suspension period), it will be subject to review. FTSE Russell will take into account the stated reasons for the suspension. These reasons may include announcements made by the company regarding a pending acquisition or restructuring, and any stated intentions regarding a date for the resumption of trading. If following review, a decision is taken to remove the constituent, FTSE Russell will provide notice of 20 business days (the notice period) that it intends to remove the constituent, at zero value, at the conclusion of the notice period. If the security has not resumed trading at the conclusion of the notice period, it will be removed with two days’ notice. If during the notice period further details are disclosed as to the reason for a company’s suspension, those reasons (and any possible resumption of trade date) will be taken into account when determining if the company should remain on notice;
•
if a suspended constituent resumes trading on or before the last business day of the notice period, the deletion notice will be rescinded and the constituent will be retained in the Russell 1000® Value Index. However, where the constituent resumes trading after the 40th business day of suspension, the constituent will continue to be removed from the Russell 1000® Value Index as previously announced but in these circumstance the deletion will be implemented at market value unless there are barriers that render a market value irreplicable. In this event, the company will continue to be removed at zero;

•
if the notice period expires in the week preceding an index review, the company will be removed in conjunction with the index review;
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in certain limited circumstances where the index weight of the constituent is significant and FTSE Russell determines that a market-related value can be established for the suspended constituent, for example because similar company securities continue to trade, deletion may take place at the market-related value instead. In such circumstances, FTSE Russell will set out its rationale for the proposed treatment of the constituent at the end of the suspension period. The company would then be removed at that value at the end of the notice period;
•
subject to the second following paragraph, if a constituent has been removed from the Russell 1000® Value Index and trading is subsequently restored, the constituent will only be reconsidered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility it will be treated as a new issue.

For example, if FTSE Russell becomes aware that a U.S. company has filed for Chapter 7 bankruptcy, Chapter 11 bankruptcy protection, a receiver is appointed, has filed for delisting under a Form 25, or a liquidation plan is filed, it will be removed from the Russell 1000® Value Index with notice. If a constituent is removed pursuant to this rule and is not trading and there is no express confirmation that shareholders will receive a fixed cash amount per share held, FTSE Russell will remove the stock at a nominal price of $0.0001. If a price on an ineligible market (e.g. OTC) is available, the constituent may be removed using this price.

A company emerging from bankruptcy protection or insolvency will be reconsidered for index inclusion at the next annual reconstitution (i.e., there will be no 12 month exclusion).

A constituent will be deleted if FTSE Russell becomes aware that the price of the constituent has reached its minimum permissible trade price. The constituent will be removed from the Russell 1000® Value Index in conjunction with the next index review subject to it still being at the minimum permissible trade price at the start of the quarterly review lock down period. The stock will only be reconsidered for index eligibility after a period of 12 months from its deletion. For purposes of index eligibility it will be evaluated as a new issue.

Stock Distributions and distributions in specie — A price adjustment for stock distributions is applied on the ex-date of the distribution. Where FTSE Russell is able to value a distribution in specie prior to the ex-date, a price adjustment is made to the company paying the dividend at the open on the ex-date. If no valuation of the distribution exists prior to the ex-date, no price adjustment is applied. Where the company whose holders are receiving the distribution is an index member, its shares will be increased according to the terms of the distribution. If such company is not an index member, the distributed shares will be added to the Russell 1000® Value Index until they have been settled and have listed, at which point they will be removed at the last traded price giving appropriate notice.

Special Cash Dividends — If a constituent pays out a special cash dividend, the price of the stock is adjusted to deduct the dividend amount before the open on the ex-date. No adjustment for regular cash dividends is made in the price return calculation of the Russell 1000® Value Index.

Updates to Shares Outstanding and Free Float — FTSE Russell reviews the Russell 1000® Value Index quarterly for updates to shares outstanding and to free floats used in calculating the Russell 1000® Value Index. The changes are implemented quarterly in March, June, September and December after the close on the third Friday of such month. The June reconstitution will be implemented on the fourth Friday of June.

In March, September and December shares outstanding and free floats are updated to reflect (i) cumulative share changes greater than 1%, (ii) for constituents with a free float less than or equal to 15%, cumulative free float changes greater than 1%, and (iii) for constituents with a free float greater than 15%, cumulative free float changes greater than 3%. Updates to shares outstanding and free floats will be implemented each June regardless of size (i.e., the percentage change thresholds above will not be applied). FTSE Russell implements the June updates using data sourced primarily from the companies’ publicly available information filed with the Securities and Exchange Commission.

Outside of the quarterly update cycle, outstanding shares and free float will be updated with at least two days’ notice if prompted by primary or secondary offerings if (i) there is a USD $1 billion investable market capitalization change related to a primary/secondary offering measured by multiplying the change to index shares by the subscription price or (ii) there is a resultant 5% change in index shares related to a primary or secondary offering and a USD $250 million investable market capitalization change measured by multiplying the change to index shares by the subscription price. The pricing date will serve as the trigger for implementation; i.e. once FTSE Russell is aware that an offering has priced, the update will be implemented with two days’ notice from market close (contingent on the thresholds described above being triggered). If discovery of the pricing date occurs more than two days after the pricing date, the update will be deferred until the next quarterly review.

In exceptional circumstances, FTSE Russell may defer implementation until after the new shares are listed and with the provision of two days’ notice. An offering may be deemed exceptional if implementation prior to the listing of the new shares may cause undue price pressure on the company, or if proceeding with the changes may compromise the replicability of the index.

If a company distributes shares of an additional share class to its existing shareholders through a mandatory corporate action, the additional share class will be evaluated for separate index membership. The new share class will be deemed eligible if the market capitalization of the distributed shares meets the minimum size requirement (the market capitalization of the smallest member of the Russell 3000E Index from the previous rebalance as adjusted for performance to date). If the additional share class is not eligible at the time of distribution, it will not be added to the Russell 1000® Value Index.

License Agreement between Frank Russell Company (doing business as FTSE Russell) and GS Finance Corp.

Frank Russell Company doing business as FTSE Russell (“Russell”) and Goldman Sachs International have entered into a non-exclusive license agreement, granting GS Finance Corp., in exchange for a fee, permission to use the Russell 1000® Value Index in connection with the offer and sale of the notes. GS Finance Corp. is not affiliated with Russell; the only relationship between Russell and GS Finance Corp. is the licensing of the use of the Russell 1000® Value Index (a trademark of Russell) and trademarks relating to the Russell 1000® Value Index.

GS Finance Corp. does not accept any responsibility for the calculation, maintenance or publication of the Russell 1000® Value Index or any successor index.

The notes are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell 1000® Value Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 1000® Value Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 1000® Value Index is based. Russell’s only relationship to GS Finance Corp. is the licensing of certain trademarks and trade names of Russell and of the Russell 1000® Value Index which is determined, composed and calculated by Russell without regard to GS Finance Corp. or the notes. Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 1000® Value Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 1000® VALUE INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GS FINANCE CORP., INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 1000® VALUE INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 1000® VALUE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

EURO STOXX 50® Index

The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks. The 50 stocks included in the EURO STOXX 50® Index are allocated to one of the following Eurozone countries based on their country of incorporation, primary listing and largest trading volume: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. For more details about the EURO STOXX 50® Index, the underlying basket index sponsor and license agreement between the underlying basket index sponsor and the issuer, see “The Underliers — EURO STOXX 50® Index” on page S-35 of the accompanying underlier supplement no. 46.

The EURO STOXX 50® is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license. The securities or other financial instruments based on the index are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.

Nikkei 225

The Nikkei Stock Average, more commonly known as the Nikkei 225, is a price-weighted equity index comprised of 225 highly liquid stocks of the Tokyo Stock Exchange Prime Market and aims to maintain long-term continuity and reflect changes in industry structure and provide a benchmark for the Japanese equity markets and the Japanese economy. For more details about the Nikkei 225, the underlying basket index sponsor and license agreement between the underlying basket index sponsor and the issuer, see “The Underliers — Nikkei 225” on page S-80 of the accompanying underlier supplement no. 46.

Goldman Sachs has entered into a non-exclusive license agreement with Nikkei Inc. (“NKI”) whereby GS Finance Corp., in exchange for a fee, will be permitted to use the Nikkei 225 in connection with the offer and sale of your security. Any intellectual property rights relating to the Nikkei 225 belong to NKI. Goldman Sachs is not affiliated with NKI; the only relationship between NKI and Goldman Sachs is the licensing of the use of the Nikkei 225 and trademarks relating to the Nikkei 225.

NKI is under no obligation to continue the calculation and dissemination of the Nikkei 225. Your security is not sponsored, endorsed, sold or otherwise promoted by NKI. No inference should be drawn from the information contained herein that NKI makes any representation or warranty, express or implied, to us or any holder of your security or any member of the public regarding the advisability of investing in securities generally or in your security in particular or the ability of the Nikkei 225 to track generally stock market performance.

NKI determines, composes and calculates the Nikkei 225 without regard to your security. NKI has no obligation to take into account your interest, or that of anyone else having an interest, in your security in determining, composing or calculating the Nikkei 225 or any successor index. NKI is not responsible for and has not participated in the determination of the terms, prices or amount of your security and will not be responsible for or participate in any determination or calculation regarding the principal amount of your security payable at the stated maturity date. NKI has no obligation or liability in connection with the administration, marketing or trading of your security.

Neither NKI nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225. NKI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 or the manner in which the Nikkei 225 is applied in determining the level of the Nikkei 225 or any amount payable upon maturity of your security.

NKI DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NIKKEI 225 OR ANY DATA INCLUDED IN THE NIKKEI 225. NKI ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.

FTSE® 100 Index

The FTSE® 100 Index is a market capitalization-weighted index of the 100 most highly capitalized U.K. listed blue chip companies traded on the London Stock Exchange. For more details about the FTSE® 100 Index, the underlying basket index sponsor and license agreement between the underlying basket index sponsor and the issuer, see “The Underliers — FTSE® 100 Index” on page S-41 of the accompanying underlier supplement no. 46.

“FTSE®”, “FT-SE®”, “Footsie®”, “FTSE4Good®” and “techMARK” are trademarks owned by the Exchange and are used by FTSE under license. “All-World®”, “All-Share®” and “All-Small®” are trademarks of FTSE.

The FTSE®100 Index is calculated by FTSE. FTSE does not sponsor, endorse or promote this product and is not in any way connected to it and does not accept any liability in relation to its issue, operation and trading.

All copyright and database rights in the index values and constituent list vest in FTSE. GS Finance Corp. has obtained full license from FTSE to use such copyrights and database rights in the creation of this product.

Swiss Market Index (SMI®)

The Swiss Market Index is a price return float-adjusted market capitalization-weighted index of the 20 largest and most liquid stocks traded on the SIX Swiss Exchange and represents more than 75% of the free-float market capitalization of the entire Swiss market. For more details about the Swiss Market Index, the underlying basket index sponsor and license agreement between the underlying basket index sponsor and the issuer, see “The Underliers — Swiss Market Index” on page S-149 of the accompanying underlier supplement no. 46.

SIX Swiss Exchange AG (“SIX Swiss Exchange”) and its licensors (“Licensors”) have no relationship to GS Finance Corp., other than the licensing of the SMI® and the related trademarks for use in connection with the offered securities.

SIX Swiss Exchange and its Licensors do not:

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sponsor, endorse, sell or promote the offered securities.
•
recommend that any person invest in the offered securities or any other securities.
•
have any responsibility or liability for or make any decisions about the timing, amount or pricing of the offered securities.
•
have any responsibility or liability for the administration, management or marketing of the offered securities.
•
consider the needs of the offered securities or the owners of the offered securities in determining, composing or calculating the SMI® or have any obligation to do so.

SIX Swiss Exchange and its Licensors give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the offered securities or their performance.

SIX Swiss Exchange does not assume any contractual relationship with the purchasers of the offered securities or any other third parties.

Specifically, SIX Swiss Exchange and its Licensors do not give any warranty, express or implied, and exclude any liability for:

•
The results to be obtained by the offered securities, the owner of the offered securities or any other person in connection with the use of the SMI® and the data included in the SMI®;
•
The accuracy, timeliness, and completeness of the SMI® and its data;
•
The merchantability and the fitness for a particular purpose or use of the SMI® and its data;
•
The performance of the offered securities generally.

SIX Swiss Exchange and its Licensors give no warranty and exclude any liability, for any errors, omissions or interruptions in the SMI® or its data;

Under no circumstances will SIX Swiss Exchange or its Licensors be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the SMI® or its data or generally in relation to the offered securities, even in circumstances where SIX Swiss Exchange or its Licensors are aware that such loss or damage may occur.

The licensing Agreement between GS Finance Corp. and SIX Swiss Exchange is solely for their benefit and not for the benefit of the owners of the offered securities or any other third parties.

S&P/ASX 200 Index

The S&P/ASX 200 Index includes 200 of the largest and most liquid stocks listed on the Australian Securities Exchange by float-adjusted market capitalization. The S&P/ASX 200 Index is not limited solely to companies having their primary operations or headquarters in Australia or to companies having their primary listing on the ASX, and all securities that have their primary or secondary listing on the ASX are eligible for inclusion. For more details about the S&P/ASX 200 Index, the underlying basket index sponsor and license agreement between the underlying basket index sponsor and the issuer, see “The Underliers — S&P/ASX 200 Index” on page S-106 of the accompanying underlier supplement no. 46.

The S&P/ASX 200 Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such securities.

Historical Closing Levels of the Underlying basket indices

The closing levels of the underlying basket indices have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying basket indices have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing levels of the underlying basket indices during the period shown below is not an indication that the underlying basket indices are more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical closing levels of the underlying basket or the underlying basket indices as an indication of the future performance of the underlying basket or the underlying basket indices, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying basket, underlying basket indices or the underlying basket index stocks will result in you receiving an amount greater than the outstanding face amount of your securities, or that you will not incur a loss on your investment, on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying basket or the underlying basket indices. Before investing in the offered securities, you should consult publicly available information to determine the level of the underlying basket indices between the date of this pricing supplement and the date of your purchase of the offered securities and, given the recent volatility described above, you should pay particular attention to recent levels of the underlying basket indices. The actual performance of the underlying basket and the underlying basket indices over the life of the offered securities, as well as the cash settlement amount at maturity, may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each underlying basket index from January 1, 2020 through October 22, 2025. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification. Although the official closing levels of the Russell 1000® Value Index are published to six decimal places by the underlier sponsor, Bloomberg Financial Services reports the levels of the underlier to fewer decimal places.

Historical Performance of the Russell 1000® Value Index

Historical Performance of the EURO STOXX 50® Index

Historical Performance of the Nikkei 225

Historical Performance of the FTSE 100® Index

Historical Performance of the Swiss Market Index

Historical Performance of the S&P/ASX 200 Index

Historical Underlying Basket Levels

The following graph is based on the underlying basket closing level for the period from January 1, 2020 through October 22, 2025 assuming that the underlying basket closing level was 100.00 on January 1, 2020. We derived the underlying basket closing levels based on the method to calculate the underlying basket closing level as described in this pricing supplement and on actual closing levels of the relevant underlying basket indices on the relevant date. The underlying basket closing level has been normalized such that its hypothetical level on January 1, 2020 was 100.00. As noted in this pricing supplement, the initial underlying basket level was set at 100.00 on the trade date. The underlying basket closing level can increase or decrease due to changes in the levels of the underlying basket indices.

Historical Performance of the Underlying Basket

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements, and to the extent inconsistent, replaces, the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the securities for U.S. federal income tax purposes that will be required under the terms of the securities, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

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a dealer in securities or currencies;
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a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
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a bank;
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a life insurance company;
•
a regulated investment company;
•
an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•
a tax exempt organization;
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a partnership;
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a person that owns a security as a hedge or that is hedged against interest rate risks;
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a person that owns a security as part of a straddle or conversion transaction for tax purposes; or
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a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your securities should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your securities are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your securities as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a security and you are:

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a citizen or resident of the United States;
•
a domestic corporation;
•
an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the securities — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your securities for all tax purposes as pre-paid derivative contracts in respect of the basket. Except as otherwise stated below, the discussion herein assumes that the securities will be so treated.

Upon the sale, exchange or maturity of your securities, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your securities. Your tax basis in the securities will generally be equal to the amount that you paid for the securities. If you hold your securities for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your securities for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the securities are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your securities should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your securities as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the securities and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your securities – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your securities prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your securities would be treated as ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your securities, and, thereafter, capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases securities at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your securities could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your securities for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered securities, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, we intend to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your securities.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of securities and are, for U.S. federal income tax purposes:

•
a nonresident alien individual;
•
a foreign corporation; or
•
an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the securities.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt

Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your securities at maturity and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the securities should consult their tax advisors in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your securities should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your securities at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

In addition, Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of amounts you receive upon the sale, exchange or maturity of your securities, could be collected via withholding. If these regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying basket indices during the term of the securities. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your securities, your securities will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

See “Supplemental Plan of Distribution” on page S-51 of the accompanying general terms supplement and “Plan of Distribution - Conflicts of Interest” on page 127 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this pricing supplement, and to UBS Financial Services Inc. at such price less a concession not in excess of 3.5% of the face amount. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In connection with the initial offering of the securities, the minimum face amount of securities that may be purchased by any investor is $1,000.

We will deliver the securities against payment therefor in New York, New York on October 27, 2025. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the securities.

The securities will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE SECURITIES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the securities offered by this pricing supplement have been executed and issued by GS Finance Corp., such securities have been authenticated by the trustee pursuant to the indenture, and such securities have been delivered against payment as contemplated herein, (a) such securities will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such securities will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 27, 2025, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 27, 2025.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement, the accompanying underlier supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement, the accompanying underlier supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement, the accompanying underlier supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$14,460,200

GS Finance Corp.

Trigger GEARS Linked to an Unequally Weighted Basket of Equity Indices due 2030

guaranteed by
The Goldman Sachs Group, Inc.

____________

____________

Goldman Sachs & Co. LLC

UBS Financial Services Inc.

Selling Agent